EXHIBIT 10.14

CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK(*).

                                                                    CONFIDENTIAL
                                                          TANOX BIOSYSTEMS, INC.

               OUTLINE OF TERMS FOR SETTLEMENT OF THE LITIGATIONS

             AMONG GENENTECH INC., GENENTECH INTERNATIONAL LIMITED

                             TANOX BIOSYSTEMS, INC.

                             AND CIBA-GEIGY LIMITED

             RELATING TO ANTI-IgE INHIBITING MONOCLONAL ANTIBODIES

     In 1993 Tanox sued Genentech for fraud and misappropriation of know-how in the context of anti-IgE-antibody projects to which both companies are committed. Genentech then sued Tanox and, later on Ciba for infringement of Genentech's US "Cabilly" patent by their anti-IgE and anti-HIV monoclonal antibody projects. Ciba and Tanox filed a counterclaim for invalidation of said patent. Tanox has further filed certain patent applications on which some patent rights have already been granted which may extend to Genentech's anti-IgE substance, although Genentech does not agree that they do. Now the parties are willing to settle a11 their pending litigations including potential future disputes regarding anti-IgE antibodies on the basis of the following principles:

1.   MERGER OF ANTI-IgE PROJECTS

     The anti-IgE-antibody projects of Genentech on the one side and Ciba/Tanox on the other side shall be merged, but Genentech and Ciba/Tanox will continue to take their respective anti-IgE antibodies through Phase II clinical trials currently in progress or planned to be performed during 1996. Based upon the results of these trials and other relevant considerations Genentech, Tanox and Ciba shall jointly discuss and decide by June 1, 1997 at the latest which of the anti-IgE antibodies shall be taken up in Phase III trials, be developed for additional indications (if any), be submitted for marketing authorization and be commercialized as a pharmaceutical product ("anti-IgE Product"). The final Agreement(s) as referred to in Section 8.2 shall provide for procedures in case of a disagreement between the parties. All development activities shall be supervised by a Steering Committee on which each party is represented. The merging of each party's anti-IgE-antibody projects and the development and commercialization thereof according to this Outline of Terms shall extend to all IgE inhibiting antibodies (including fractions or derivatives thereof) which have been identified and synthesized by either party hereto
     *.
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                                      -2 -

2.   SHARING OF DEVELOPMENT COST

     All development activities for the anti-IgE Project/Product including such things as the manufacture of the clinical material, the conduct of clinical trials, the development of the process to make anti-IgE antibodies and required supporting activities/services and fees which are necessary for obtaining the NDA in the USA and the marketing authorization(s) in Europe shall be pooled between Genentech and Ciba. This cost pooling shall commence as of the date on which the selection of the anti-IgE Product for further development has been made (the "Selection Date").

     These pooled costs shall be allocated to the US development cost account on the one side and the Europe development cost account on the other side on a pro rata basis to be agreed upon according to the prospective sales potential for the anti-IgE Product in each of the two territories.

     The development cost allocated to the US shall be shared between Ciba and Genentech in the ratio of *, whereas the development cost for Europe
     -- subject to Section 11 hereafter shall be borne as to * by Ciba and as to * by Genentech.

     Any additional development cost required for the commercialization of the anti-IgE Product in territories outside the US and Europe shall be borne exclusively by Ciba/Tanox according to the Development and Licensing Agreement between Tanox and Ciba dated May 11, 1990, and the amendment thereto relating to the territories of Taiwan, Korea, Singapore, China and Hong Kong (the "D&L Agreement"), subject to additional cost obligations for Japan which may arise according to Section 11 hereafter.

3.   COMMERCIALIZATION

3.1 The anti-IgE Product shall be commercialized in the US under one brand under a co-promotion scheme by Ciba and Genentech to be further elaborated and agreed upon. In lieu of Tanox's right under the D&L Agreement to participate in such co-promotion in the US, Tanox will be entitled to the payments set forth in Section 5.1 hereafter.

     All the cost for the manufacturing/purchase of anti-IgE Product and all the cost for its marketing and sale in the US including all supporting and auxiliary activities and royalties to third parties (if any) shall be shared between Ciba and Genentech on a * basis.

     All the net profIts from the commercialization of the anti-IgE Product in the US shall be shared between Ciba and Genentech on a * basis.

3.2 The anti-IgE Product shall be commercialized in Europe exclusively by Ciba, subject to Section 11 hereafter.

     All the cost for the manufacturing/purchase of the anti-IgE Product and all the cost for its marketing and sale including all supporting activities and royalties to Tanox on the one hand and third parties (if any) and all the net profits from the commercialization of the anti-IgE Product in Europe shall be shared between Ciba and Genentech on the basis of *
     (Ciba): * (Genentech).

3.3 In all countries in the world other than US and Europe, Ciba shall have exclusive rights for the commercialization of the anti-IgE Product, subject to certain rights which Tanox has in Taiwan, Korea, Singapore, China and Hong Kong according to a separate agreement and the rights for Japan as set out in Section 11 hereafter. No specific compensation shall be due to Genentech by Ciba for these rights.

4.   MANUFACTURE

     Ciba and Genentech together with Tanox (to the extent they are exercising their rights of co-manufacturing) shall share in the responsibility for assuring adequate product supply necessary for commercialization of the anti-IgE Product. Genentech shall, on request of Ciba, manufacture the jointly selected anti-IgE Product up to a quantity of * of the anti-IgE antibody per year and shall sell the anti-IgE Product to the appropriate selling organizations in the US, Europe and the rest of the world at a price equal to the full manufacturing cost as defined in the Appendix hereto, plus an uplift of *. The parties also shall consider and, as appropriate, reach agreement on plans to assure adequate product supply in the event such * quantity is insufficient to meet projections for product requirements reasonably established by mutual agreement of the parties. The parties acknowledge that such manufacturing by Genentech and any manufacturing by Ciba shall be subject to Tanox's co-manufacturing rights under the D&L Agreement and the terms of a manufacturing and supply agreement to be negotiated between Tanox and the purchasing party in the manner contemplated by the D&L Agreement. Tanox agrees to waive its rights to compensation for relinquishing its rights under the D&L Agreement to manufacture * of such * which may be manufactured by Genentech, but Tanox does not waive its right prospectively to exercise its co-manufacturing rights. If Genentech terminates its cooperation hereunder, it shall continue to be bound by the above supply obligation for a reasonable period of time to establish an alternative supply source for the anti-IgE Product, such period to be mutually agreed upon in the Definitive Agreement.

     The manufacturing price paid to Genentech shall constitute a cost element in the calculation of the cost/net profit to be shared according to Sec.
     3.1 paragraphs 2 and 3 and Sec. 3.2 paragraph 2.

     In the event that there should not be enough anti-IgE Products available to meet the requirements of the different markets the available quantities shall be allocated pro rata to the respective potential in these markets.

5.   ROYALTIES AND MILESTONE PAYMENTS TO TANOX

5.1 Tanox is entitled to a royalty on the net sales of the anti-IgE product in the USA, as set out in the D&L Agreement, which amounts to * of such US net sales (or * if there is no valid Tanox patent), plus (i) * on * of such US net sales, payable by Genentech, and (ii) * of Ciba's net profits from the commercialization of the anti-IgE Product in the US, payable by Ciba.

5.2 For the sales of the anti-IgE Product in Europe and the rest of the world, Tanox shall be paid the royalties specified in the D&L Agreement.

5.3 The milestone payments payable to Tanox specified in the D&L Agreement shall become due regardless of whether the anti-IgE Product selected originates from Tanox or Genentech and, except for payments due for NDA/PLA submission and approval in Japan, shall be included in the cost to be shared according to Section 2 above.

5.4 Payments made to Tanox in connection with development activities undertaken by Tanox for the anti-IgE Project/Product after the Selection Date shall be included in the cost to be shared according to Section 2 above. The parties acknowledge and agree that for 1996 the already approved Tanox budget will continue. For 1997 the Tanox budget will be similar to that of 1996, unless Genentech, Tanox and Ciba conclude that activities at Tanox for 1997 would result in a significant reduction of Tanox's 1997 budget. In such event Ciba, Genentech and Tanox will negotiate in good faith an appropriate payment in addition to such reduced budget covering Tanox's reasonable cost for phase-out of its activities. Such payment, however, shall not exceed
     * of the budget calculated for the last full 12 months prior to the Selection Date. For subsequent years thereafter, development activities which should be undertaken by Tanox so as to maintain its active involvement will be agreed by Ciba, Genentech and Tanox and a Tanox budget will be submitted for approval in accordance with current procedures.

6.   LICENSES

     Each party hereto shall grant to the other party any and all licenses and/or sublicenses (to the extent possible and subject to payment of the appropriate royalty or other payment amount due to third parties, such payment to be borne or shared by the parties as otherwise provided herein, or if not provided herein, then only if the party sublicensed pays such royalty or amount) under their respective present and future patent rights, other intellectual property rights, licenses, know-how, technology, cell lines, materials, etc. they own and/or control to the extent they are required for or are to be used by the parties as jointly agreed for the development, manufacture, use and sale of the anti-IgE Product. No other compensations for these licenses shall be due than those set out in this outline.

     Each party hereto represents that it does not have knowledge of any such rights that it currently owns and to which it currently has a license which cannot be made accessible to the other parties hereto.

     To the extent any such rights of a party are not licensable or sublicensable such party shall take reasonable actions to permit the commercialization of the anti-IgE Product on a reasonable basis in the light of the restrictions to which it is subject.

7.   SETTLEMENT

7.1 The parties hereto shall dismiss all claims filed in the lawsuits against each Genentech and F. Hoffmann-La Roche Ltd. and its three affiliates concerned on the one side and Ciba and Tanox on the other side pending and consolidated with the US District Court for the Southern District of Texas, Houston Division (the "Litigation").

7.2 Except as may be otherwise agreed between some of the parties hereto, each party shall bear all cost and expenditure incurred by it under or in connection with the above lawsuits.

8.   CONDITIONS PRECEDENT

8.1 The parties are aware that the envisaged terms of settlement set out herein might need clearance by the relevant authorities and agree to cooperate via their internal and external experts in this respect.

8.2 The parties shall negotiate in good faith and enter into (a) detailed agreement(s) (the "Detailed Agreement") implementing and completing the terms outlined herein within 6 months from the execution of this Outline.

9.   PUBLICATIONS

     Unless otherwise agreed in advance in writing among all parties hereto, none of the parties hereto shall directly or indirectly make any public statement, press release or give any information to the public about this Outline of Terms and the Detailed Agreement to be entered into pursuant hereto. However, this restriction shall not apply to disclosure of information which the parties acknowledge will be set forth in press release with agreed upon text and release date and time, to be prepared following execution of the Outline of Terms, and to statements, information, or announcements required by law, regulation or administrative action to be disclosed including disclosure to (prospective) investors in the securities of a party. In such event, the parties shall promptly coordinate to the extent possible, the wording of any such disclosures. This restriction on publication shall not be applicable to disclosures made to third parties who are subject to non-disclosure or confidentiality obligations.

10.  CONFIDENTIALITY

10.1 Any information and data disclosed by a party to another party hereto (the "Receiving Party" in the context of the selection, development and commercialization of the anti-IgE Product shall be kept strictly confidential by the Receiving Party, shall not be disclosed to any third party by the Receiving Party and shall not be used by the Receiving Party for any purpose other than those contemplated under this Outline of Terms, the D&L Agreement and the Detailed Agreement.

10.2 The obligations set out in Section 10.1 above shall not apply to information and data of which the receiving party can show that it:

     (i) is or has become generally available to the public otherwise than through violation of the obligation set out in Section 10.1 above;

     (ii) has been received from a third party who did not acquire it directly or indirectly from the disclosing party.

     Notwithstanding the above, the parties may disclose such information (a) to the extent as required to be disclosed to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations including disclosure to {prospective) investors in the securities of a party, provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, and (b) to their legal representatives, to affiliates and their legal representatives, and to consultants to the extent such disclosure is intended to further the purposes contemplated under this Outline of Terms, the D&L Agreement, and the Detailed Agreement, provided such legal representatives, affiliates and consultants are covered by obligations of confidentiality with respect to such information no less stringent than those set forth herein, and to further (c) in connection with publications, lectures, seminars or other presentations with respect to which all parties hereto have agreed in advance in writing.

11.  RIGHTS RESERVED TO ROCHE

11.1 The parties acknowledge that Genentech is a party to certain agreements with F. Hoffman-La Roche Ltd. and certain of its affiliates (collectively, "Roche") under which Roche has certain rights to products being developed by Genentech ("G/R Agreements"). In the event Roche exercises its rights under the G/R Agreements, Genentech and Roche have requested that certain rights to participate in the commercialization of the anti-IgE Product be reserved to Roche. Subject to receipt by Ciba and Tanox of a joint notification by Roche and Genentech of Roche's exercise of rights under the G/R Agreements and to its joinder in this Outiine of Terms and the Detailed Agreement implementing and completing the terms outlined herein, the parties agree to reserve for Roche's benefit certain rights to participate in commercialization of the anti-IgE Product in Europe and Japan as set forth in this Section 11.

11.2 For Europe and Japan, Roche shall have an option to participate in the commercialization of the anti-IgE Product according to the following terms:

     Roche's option, which shall be established and may be exercised on a country-by-country basis, will be subject to the anti-IgE Product having a significant "general practitioner potential" ("GP potential") in each country. The GP potential of the anti-IgE Product is characterized in particular by the following (cumulative) criteria: (i) clinical activity in patients with mild to moderate allergic asthma and/or allergic rhinitis is demonstrated; (ii) a patient friendly formulation (e.g. inhalation device or pen for autoinjection); {iii) safety profile of the Product and its application is adequate for self-administration; (iv) dose level and cost for the galenical formulation and/or a device, such as to permit pricing accepted for reimbursement by social security schemes in the respective country with a sufficient gross margin to support the business case for co-promotion.

     The envisaged commercialization scheme in Europe would be a co-promotion by Roche of the anti-IgE Product sold by Ciba wherever legally possible and, in those countries in Europe where no co-promotion is possible, each of Ciba and Roche may market and sell the anti-IgE Product under different trademarks on its own. The commercial terms and conditions e.g. modus of exercising of the option (until submission of marketing authorization to the competent authorities at the latest), time and manner in which reimbursement/sharing of development costs will occur, and manner in which co-promotion sales will be attributed to each party, etc., will be part of the detailed agreement(s) referenced in Section 8.2. It is understood, however, that each Ciba and Roche should be able to make bookings of sales in the same order of magnitude.

11.3 For each country in Europe in which Roche exercises its option, Ciba agrees to share profits on a * basis under a co-promotion scheme, subject also to a * sharing of all development and commercialization costs as provided in Sections 2 and 3 above, in lieu of the * cost and profit sharing for Europe otherwise provided in such Sections 2 and 3. For any country in Europe in which Roche chooses not to exercise its option, the cost and profit sharing ratios will continue to be * between Ciba and Genentech, as set out in Section 3.2 paragraph 2 above. In case of a co-marketing in a country Ciba and Roche shall negotiate in good faith the terms and conditions of such co-marketing in that country on the basis of a
     * sharing of the pertaining development cost, but, with respect to that country no sharing of marketing cost nor profit sharing neither between the co-marketing parties nor according to sections 2 and 3 above shall apply. If Roche exercises its option hereunder only for a limited number but not for all countries in Europe, then the costs to be shared in each country in which Roche exercises its option(s) will be based on a allocation of all development and commercialization costs attributable to Europe on a pro rata basis to each such country in a manner to be agreed upon according to the prospective sales potential for the anti-IgE Product in each of the countries in Europe. Profits for each such country will be based on total sales revenues for the anti-IgE Product in each such country.

11.4 At the time Roche exercises its option for any country in Europe, Roche and Genentech shall notify Ciba of their agreement regarding which of them will be responsible for the costs to be shared or whether each will share a portion thereof and regarding the manner in which they will participate in the profits to be shared. Such notice will be accompanied by payment of an amount sufficient to reduce Ciba's share in those costs already shared on a
     * basis to *.

11.5 In Japan, subject to Roche's participation in co-development of the anti-IgE Product for Japan, Roche shall have an option to market and sell the approved anti-IgE Product on its own under a different trademark. To maintain its rights for Japan hereunder, Roche shall have twelve (12) months from the date of execution of this Outline of Terms in which to notify Ciba and Tanox of its election to participate in the development of the anti-IgE Product for Japan. At such time as Roche notifies Ciba of such election, Roche shall be obligated to reimburse Ciba for * of all development costs incurred by Ciba for development in Japan since the Selection Date and Roche shall be entitled immediately to participate with Ciba/Tanox in the development activities in Japan on the basis of a * sharing of development cost including the milestone payments to Tanox due on filing and grant of NDA/PLA in Japan, as specified in the D&L Agreement. In the event that it should become evident that "the anti-IgE Product has no GP Potential in Japan, contrary to prior expectations, Ciba and/or Roche may chose to terminated the joint development in Japan, and Ciba shall retain all further rights to development and commercialization of the anti-IgE Product in Japan against reimbursement of Roche's development cost including milestone payment, if any incurred.

11.6 The parties acknowledge that the detailed agreement(s) contemplated under
     Section 8.2 will contain provisions which complete and implement the terms outlined in this Section 11. The parties agree that Roche may participate in negotiations relating to such provisions whether or not Roche has exercised its rights under the G/R Agreements so that Roche will have the opportunity to participate in establishing the detailed terms governing the rights reserved to Roche hereunder.

12.  EARLY TERMINATION

     Genentech may terminate the cooperation hereunder at any time during the development of the Anti-IgE Product by giving 120 days prior notice to Ciba and Tanox and paying all amounts due hereunder up to such termination date. If Genentech terminates its cooperation hereunder, Roche shall have the option exercisable for a period of 30 days after Genentech's termination, to assume all of Genentech's rights and obligations hereunder. If Roche does not exercise such option, all of Genentech's rights under this cooperation, except for rights with respect to which Roche has exercised its options under Section 11, shall revert to Ciba, which shall be entitled to continue the development and to commercialize the Anti-IgE Product on its own or with Roche, as the case may be, without further compensation to Genentech, and which shall assume Genentech's obligations hereunder.

     Ciba may terminate the cooperation hereunder at any time during the development of the Anti-IgE Product by giving 120 days prior notice to Genentech and Tanox and paying all amounts due hereunder up to such termination date. Such notice also shall act as notice to Tanox of Ciba's termination of the D&L Agreement In such event, subject to the rights of the parties hereunder, the termination provisions of the D&L Agreement shall govern such termination. Genentech and, as applicable, Roche shall be entitled to continue development in the U.S., Europe and Japan, as the case may be, in Ciba's stead, subject to assuming Ciba's obligations hereunder, and to reimbursing Tanox for any compensation which may be payable by Tanox to Ciba as a result of such termination. Tanox shall have and retain exclusive rights for the commercialization of the Anti-IgE Product in all other countries in the world.

13.  BINDING NATURE

     The contents of this Outline of Terms represent the bona fide intent of the parties. The parties hereto shall use all reasonable effort to complete the final agreement(s) as referred to in Section 8.2 above as soon as reasonably practicable. It is understood, however, that unless and until the said formal agreement(s) is/are completed and entered into the parties (including their legal successors) shall be legally bound by and shall operate under the terms reflected in the present Outline of Terms, which shall be governed by the laws of the State of New York without regard to conflict of law principles.


TANOX BIOSYSTEMS INC.:                                        Date: July 8, 1996


By: /s/ David Anderson
David Anderson
Executive Vice President


GENENTECH INC.:                                               Date: July 8, 1996
/s/ ILLEGIBLE

GENENTECH INTERNATIONAL LIMITED:                              Date: July 8, 1996
/s/ ILLEGIBLE

CIBA-GEIGY LIMITED:                                           Date: July 6, 1996

Dr. Herbert Gut                                               Dr. H. F. Mohr
Senior Division Counsel                                       Head of
                                                              Pharma Licensing

                                                    APPENDIX TO OUTLINE OF TERMS

DEFINITION OF FULLY BURDENED MANUFACTURING COST

Genentech's Fully Burdened Manufacturing Cost shall mean:

(a) the actual direct cost associated with the manufacture of the Anti-IgE Product. i.e. direct material cost, direct labor cost, direct equipment cost, direct facility expense, direct quality control expense, direct energy cost, direct environmental expense, provided, however, that such actual direct cost shall not include cost associated with idle plant capacity, plus

(b) an allocation of Genentech's overhead cost associated with such manufacture, up to a maximum of fifty percent of the actual price cost, which allocation for manufacturing overhead shall be made in accordance with U.S. Generally accepted cost accounting principles consistently applied by Genentech across all similar pharmaceutical manufacture operations, plus

(c) Genentech's allocable intellectual property acquisition, licensing and royalty cost paid to third parties (except Tanox) upon the sale of Anti-IgE Products to third parties, plus

(d) any other costs borne by Genentech for transport, customs clearance and storage of Anti-IgE Product, to the extent necessary (i.e. freight, duty, insurance and warehousing).